                                                          Exhibit 8.2

                                August 21, 2000




Snyder Communications, Inc.
Two Democracy Center
6903 Rockledge Drive
Bethesda, Maryland 20817

Ladies & Gentlemen:

          You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of Has Acquisition Corp. ("Sub"), a Delaware corporation and direct wholly-owned subsidiary of Havas Advertising, a societe anonyme organized under the laws of the French Republic ("Parent"), with and into Snyder Communications, Inc., a Delaware corporation ("Snyder").

          In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger dated as of February 20, 2000 (the "Merger Agreement"), among Snyder, Parent and Sub, the Proxy Statement (the "Proxy Statement") filed by Snyder with the Securities and Exchange Commission (the "SEC") and the Registration Statement on Form F-4, as filed by Parent with the SEC on August 9, 2000, in which the Proxy Statement is included as a prospectus (with all amendments thereto, the "Registration Statement"). In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of Snyder and Parent. Any capitalized terms used but not defined herein having the meaning given to such term in the Merger Agreement.

          Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement, the Proxy Statement and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement, the Proxy Statement and the Registration Statement, and (3) the accuracy of (i) the representations made by Parent and Sub which are set forth in the certificate delivered to us by Parent, dated the date hereof, (ii) the representations made by Snyder which are set forth in the certificate delivered to us by Snyder, dated the date hereof and (iii) the representations made by certain stockholders of Snyder which are set forth in the certificates delivered to us by such stockholders, dated the date hereof.

Snyder Communications, Inc.
Page 2



          Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion that for United States federal income tax purposes the Merger should constitute a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").
Accordingly:

        1. A holder of SNC Common Stock should not recognize gain or loss on the exchange of SNC Common Stock for Parent ADSs as a result of the Merger, except for cash received by holders of SNC Common Stock in lieu of a fraction of a Parent ADS.

        2. The aggregate tax basis of the Parent ADSs received by a holder of SNC Common Stock, including a fraction of a Parent ADS deemed received, should be the same as the aggregate tax basis of the SNC Common Stock surrendered therefor.

        3. The holding period of the Parent ADSs, including any fraction of a Parent ADS deemed received, should include the holding period of the SNC Common Stock surrendered therefor, provided that the shares of SNC Common Stock are held as capital assets at the time of the Merger.

          Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,


                              /s/ Weil, Gotshal & Manges LLP